Exhibit 3.39

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

KENNEDY WILSON PROPERTY SPECIAL EQUITY III, LLC

THE UNDERSIGNED is executing this Limited Liability Company Agreement (this “Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del.C. §§ 18-101, et seq.) (as amended from time to time, the “Act”), and do hereby certify and agree as follows:

Section 1. Name. The name of the Company shall be “Kennedy Wilson Property Special Equity III, LLC” or such other name as the Board of Managers (as defined below) may from time to time hereafter designate.

Section 2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 3. Offices.

(a) The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Board of Managers may from time to time designate.

(b) The registered office of the Company in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Section 4. Members. The name and business address of the initial member of the Company are set forth on Schedule A attached hereto. To the extent that any additional or substitute members (together with the initial members, the “Members”) are hereafter admitted as members of the Company, the Members shall revise Schedule A of this Agreement accordingly.

Section 5. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with the Act or Section 14 of this Agreement.

Section 6. Management of the Company.

(a) The Members hereby exclusively vest the power to manage, operate and set policies for the Company in a management board (the “Board of Managers”) initially consisting of the persons listed on Schedule B attached hereto (each, a “Manager”). Meetings of the Board of Managers shall be held at the principal place of business of the Company or at any other place that a majority of the Managers determine. In the alternative, meetings may be held by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting. The presence of a majority of the total number of the whole Board of Managers shall constitute a quorum for the transaction of business; provided that a quorum shall not exist unless at least two Managers are present. Meetings shall be held in accordance with the schedule established by the Board of Managers. In addition, one-third of the Managers then in office (rounded up to the nearest whole number) or the President may convene a meeting of the Board of Managers upon at least five (5) business days’ prior written notice to the other Managers. Decisions of the Board of Managers shall require the approval of majority of the Managers present at a meeting. The Board of Managers also may make decisions, without holding a meeting, by written consent of all of the Managers. Minutes of each meeting and a record of each decision shall be kept by the Secretary of the Company. The Board of Managers may establish such other rules and procedures for its deliberations as it deems necessary or desirable. Managers may be removed, and substituted or additional Managers may be appointed to the Board of Managers, at any time by the Members.

(b) The Board of Managers shall have the power by itself or through agents, and shall be authorized and empowered on behalf and in the name of the Company, to carry out all of the objects and purposes of the Company and to perform all acts and enter into and perform all acts and other undertakings that it may in its discretion deem necessary or advisable in that connection, in each case in accordance with the provisions of this Agreement. A Manager acting individually in his capacity shall have the power to act for or bind the Company to the extent authorized to do so by the Board of Managers. Each Manager is hereby designated as an authorized person, within the meaning of the Act, to execute and file a Certificate of Formation (and any amendments and/or restatements) thereof with the Secretary of State of the State of Delaware and any applicable filings as a foreign limited liability company in any State where such filings may be necessary or desirable. The Board of Managers may designate to any officer of the Company elected in accordance with paragraph (d) below, any of the powers of the Board of Managers set forth in this Agreement.

(c) In connection with the foregoing general powers, the Board of Managers (or any officer to whom the Board of Managers has delegated such authority) is authorized and empowered on behalf and in the name of the Company, or through agents, as appropriate, to:

(i) make all decisions concerning the negotiation, structuring (if appropriate), commitment to and monitoring of investments;

(ii) acquire, hold, sell, transfer, exchange, lend, pledge and dispose of investments and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to investments, including voting rights, approval of restructurings, participation in arrangements with creditors, institution and settlement or compromise of suits and administrative proceedings and similar actions;

(iii) open, maintain and close bank accounts, draw checks or other orders for the payment of money and open, maintain and close brokerage, mutual fund and similar accounts;

(iv) hire, for usual and customary payments and expenses, consultants, brokers, attorneys, accountants and other agents and employees for the Company which the Board of Managers deems necessary or advisable and authorize any agent or employee to act for and on behalf of the Company;

(v) cause the Company to borrow money from any commercial lender or any other person or to guarantee loans or other extensions of credit for any purpose, including, without limitation, to cover Company expenses and to make investments;

(vi) cause the Company to lend money to any person on such terms as the Board of Managers shall approve;

(vii) enter into, execute, maintain and terminate contracts, undertakings, agreements and other documents and instruments in the name of the Company, and take all action that may be necessary or advisable to further the Company’s activities; and

(viii) in its sole discretion, make any elections with respect to United States federal, state and local and foreign tax matters.

(d) The Board of Managers shall have the power to elect such officers of the Company as it may deem proper. All officers of the Company elected by the Board of Managers shall hold office for such term as may be determined by the Board of Managers or until their respective successors are chosen. Any officer may be removed from office at any lime either with or without cause by the affirmative vote of a majority of the Managers then in office. Each of the officers of the Company shall have the powers and duties prescribed by the Board of Managers and, unless otherwise prescribed by the Board of Managers, shall have such further powers and duties as ordinarily pertain to that office.

Section 7. Liability; Indemnification.

(a) Any Member, Manager or officer, employee or agent of the Company (including a person having more than one such capacity) shall not be personally liable for any expenses, liabilities, debts or obligations of the Company solely by reason of acting in such capacity, except as otherwise provided by the Act.

(b) To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Member, Manager and officer, employee and agent of the Company from and against any and all losses, claims, damages, liabilities or expenses of whatever nature (each, a “Claim”), as incurred, arising out of or relating to the management or business of the Company; provided that such indemnification shall not apply to any such person if a court of competent jurisdiction has made a formal determination that such person (x) failed to act in good faith or, (y) was either grossly negligent or engaged in willful misconduct.

Section 8. Capital Contributions. Members may make capital contributions to the Company in such amounts and at such times as the Members may elect.

Section 9. Assignments of Member’s Interest. No Member may sell, assign, pledge or otherwise transfer or encumber (collectively, “transfer”) all or any part of his interest in the Company, nor shall any Member have the power to substitute a transferee in his place as a substitute Member, without, in either event, having obtained the prior written consent of the Managing Member, which consent may be given or withheld in its sole discretion.

Section 10. Withdrawal.

(a) No Member shall have the right to withdraw all or any part of its membership interest in the Company except with the consent of the Managers and upon such terms and conditions as may be specifically agreed upon between the Managers and the withdrawing Member. The provisions hereof with respect to distributions upon withdrawal are exclusive and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 18-604 of the Act or otherwise.

(b) The Managers, in their sole discretion, may require any Member to withdraw all or any part of its membership interest in the Company at any time on not less than twenty (20) days’ notice, such withdrawal to be effective on the date specified in such notice.

Section 11. Additional Members. The Managers shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the Managers; and in connection with any such admission, the Managers shall have the right to amend Schedule A attached hereto to reflect the name, business address and capital contribution of the admitted Member.

Section 12. Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such time and in such amounts as the Managers may determine. If there is more than one Member of the Company, distributions shall be made to (and profits and losses shall be allocated among) Members pro rata in accordance with the amount of their proportionate contributions to the Company as set forth on Schedule A attached hereto.

Section 13. Return of Capital. No Member has the right to receive, and the Managers have absolute discretion to make, any distributions to a Member which include a return of all or any part of such Member’s capital contribution; provided that upon the dissolution of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

Section 14. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the determination of the Managers or upon the unanimous consent of the Members to dissolve the Company. Such dissolution and winding up shall be carried out in accordance with the Act.

Section 15. Fiscal Year. The fiscal year of the Company shall be the twelve-month period as fixed by the Board of Directors.

Section 16. Amendments. This Agreement may be amended by the Board of Managers, provided, however, that any amendment that adversely affects the rights or interests of any Member under this Agreement shall require the written consent of each such Member.

Section 17. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be subject to and governed by the laws of the State of Delaware.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of November 19, 2008.

KENNEDY-WILSON PROPERTIES LTD.

By:	/s/ Freeman Lyle

Name:	Freeman Lyle
Title:

SCHEDULE A

INITIAL MEMBERS

A.	Names and Business Addresses

Kennedy-Wilson Properties, Ltd.

9601 Wilshire Boulevard

Suit 220

Beverly Hills, California 90210

B.	Capital Contributions

Member	Initial Capital Contributions	Percentage Interest
Kennedy-Wilson Properties, Ltd.	$1,000.00	100.00%
TOTAL	$1,000.00	100.00%

SCHEDULE B

INITIAL BOARD OF MANAGERS

Names

Barry Schlesinger

Freeman A. Lyle

William J. McMorrow